News

GlobalWise Investments, Inc. / Intellinetics, Inc. Announces Name Change and Reverse Stock Split

COLUMBUS, OH – (September 3, 2014) – Intellinetics, Inc. (OTCQB: INLX), formerly called GlobalWise Investments, Inc., a leading-edge technology company focused on the design, implementation and management of cloud-based Enterprise Content Management systems in both the public and private sectors, announced the implementation of two corporate actions: a name change to “Intellinetics, Inc.” and a reverse stock split in the ratio of 7-to-1.

Name Change

Previously approved by the shareholders at the August 6, 2014 shareholder meeting, the Company’s change of name to Intellinetics, Inc. was made effective by the Nevada Secretary of State on September 1, and reflected by the OTCQB on September 3, 2014. The Company believes the name Intellinetics, Inc. more accurately reflects the Company's current business and aligns its corporate name with the Company's sole operating subsidiary, Intellinetics, Inc, an Ohio corporation.

Anticipating the corporate name change, the Company’s shares began trading under its new OTCQB stock symbol, INLX, on August 1, 2014.

Reverse Stock Split

Also approved by the shareholders at the August 6, 2014 shareholder meeting, the Company’s reverse stock split in the ratio of 7-to-1 was made effective by the Nevada Secretary of State on September 1, and reflected by the OTCQB on September 3, 2014. The Company implemented the reverse split to improve the liquidity and marketability of the Company's common stock, and to better respond to potential future opportunities to raise capital, based upon future developments in the business affairs of the Company, the market and the economy.

Positioning Company for Long-Term Growth and Profitability

“Shareholder support and approval for these important, coordinated components represent an important milestone in our strategy to focus on revenue growth,” said Matthew L. Chretien, President and CEO. “We have two new dedicated National Channel Managers focused on partner recruitment, on-boarding and revenue production.   We expect to start to see new partners from their efforts in early Q4 and beyond.

“The company name and stock symbol change will help us to increase Intellinetics’ brand awareness in the market. It brings the added benefit of a name associated with a 20-year track record of delivering mission-critical document solutions into the public safety market and beyond. This credibility is a key catalyst to attracting profiled distribution partners for our IntelliCloudTM solutions into our channel network. I am excited to move forward in the wake of these important changes,” concluded Chretien.

About Intellinetics, Inc.

Intellinetics, Inc., formerly known as GlobalWise Investments, Inc., is a Columbus, Ohio-based Enterprise Content Management (ECM) pioneer with industry-leading software that delivers cloud ECM based solutions on-demand. The Company’s flagship platform, Intellivue™, represents a new industry benchmark and game-changing solution by enabling clients to access and manage the content of every scanned document, file, spreadsheet, email, photo, audio file or video tape — virtually anything that can be digitized — in their enterprise from any PC, laptop, tablet or smartphone from anywhere in the world. For additional information, please visit: www.Intellinetics.com

Cautionary Statement

Statements in this press release which are not purely historical, including statements regarding Intellinetics' intentions, beliefs, expectations, representations, projections, plans or strategies regarding the future are forward-looking statements. The forward-looking statements involve risks and uncertainties including, but not limited to, the risks associated with the effect of changing economic conditions, trends in the products markets, variations in the company's cash flow or adequacy of capital resources, market acceptance risks, technical development risks, and other risk factors. The company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. Intellinetics disclaims any obligation and does not undertake to update or revise any forward-looking statements in this press release. Expanded and historical information is made available to the public by Intellinetics and its Affiliates on its website www.intellinetics.com or at www.sec.gov .

Contact:

Matthew Chretien, Pres. & CEO

Intellinetics, Inc.

614-388-8909 matt@intellinetics.com